CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions “Independent Registered Public Accounting Firm” and "Financial Statements and Experts" in the Prospectus/Information Statement and to the use of our reports dated March 26, 2015 with respect to Dreyfus New York AMT-Free Municipal Cash Management and Dreyfus New York Municipal Cash Management for the fiscal year ended January 31, 2015, which are incorporated by reference in this Registration Statement on Form N-14 of Dreyfus New York Municipal Cash Management.

/s/ ERNST & YOUNG LLP

New York, New York
May 11, 2015